Exhibit 3.8

GENESIS ENERGY, INC.
BY-LAWS

ARTICLE I
Meetings of Stockholders

Section 1.1.  The annual meeting of stockholders shall be held at such date and time and at such place as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, for the purposes of electing directors and transacting such other business as may properly come before the meeting.

Section 1.2.  Special meetings of the stockholders may be called at any time by the Board of Directors, the President or by the holders of at least ten percent of the outstanding stocks entitled to vote at such meeting.  Upon written request of any person or persons who have duly called a special meeting, it shall be the duty of the Secretary of the Corporation to mail written notice of such meeting to the stockholders as provided in Section 4 hereof within five days after receipt of the request and to give due notice hereof.  If the Secretary shall neglect or refuse to fix the date of the meeting and give notice hereof, the person or persons calling the meeting may do so.

Section 1.3.  Every special meeting of the stockholders shall be held at such place within or without the State of Delaware as the Board of Directors may designate, or, in the absence of such designation, at the registered office of the Corporation in the State of Delaware.

Section 1.4.  Written notice of every meeting of the stockholders shall be given by the Secretary of the Corporation to each stockholder of record entitled to vote at the meeting, by placing such notice addressed to each stockholder at his address appearing on the books of the Corporation or supplied by him to the Corporation for the purpose of notice in the mail, postage prepaid, not less than ten nor more than sixty days prior to the day named for the meeting.

Section 1.5.  Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 1.6.  The Board of Directors may fix a date, not less than ten nor more than sixty days preceding the date of any meeting of stockholders, as a record date for the determination of stockholders entitled to notice of, or to vote at, any such meeting.  The Board of Directors shall not close the books of the Corporation against transfers of stocks during the whole or any part of such period.

Section 1.7.  The notice of every meeting of the stockholders may be accompanied by a form of proxy approved by the Board of Directors in favor of such person or persons as the Board of Directors may select.

Section 1.8.  Except as otherwise provided by law or by the Certificate of Incorporation of the Corporation, as from time to time amended, or by these By-Laws, the presence in person or by proxy of the holders of a majority of the outstanding stocks of shares of the Corporation entitled to vote thereat shall constitute a quorum at each meeting of the stockholders and all questions shall be decided by vote of the majority of the stocks so represented in person or by proxy at the meeting and entitled to vote thereat.  The stockholders present at any duly organized meeting may continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Section 1.9.  Notwithstanding the other provisions of the Certificate of Incorporation or these By-Laws, the holders of a majority of the shares of stocks of the Corporation entitled to vote at any meeting, present in person or represented by proxy, whether or not a quorum is present, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented.  At any such adjourned meeting at which a quorum shall be present any action may be taken that could have been taken at the meeting originally called; provided, that if the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting.

Section 1.10.  Unless otherwise provided in the Certificate of Incorporation, each stockholder shall be entitled, at every meeting of the stockholders, to one vote in person or by proxy for each share of the stock having voting power held by such stockholder, but no proxy shall be valid after eleven months from its date, unless the proxy provides for a longer period.  Each proxy shall be revocable unless expressly provided therein to be irrevocable or unless otherwise made irrevocable by law.

Section 1.11.  Any action which may be taken at an annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stocks having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all stocks entitled to vote thereon were present and voted.  Notice of the taking of corporate action without a meeting by less than unanimous written consent shall be mailed promptly by the Secretary of the Corporation to the stockholders who have not consented in writing.

ARTICLE II
Board of Directors

Section 2.1.  The business, affairs and property of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws directed or required to be exercised or done by the stockholders.  Except as otherwise fixed by the certificate of incorporation of the Corporation, the Board of Directors shall have not less than three (3) nor more than fourteen (14) directors.  The number of directors constituting the Board shall be such number as from time to time shall be specified by resolution of the stockholders; provided, however, no director’s term shall be shortened by reason of a resolution reducing the number of directors.  The directors shall be elected at the annual meeting of stockholders, except as provided in Section 2 of this Article II.  Each director shall hold office until the next annual meeting of stockholders and until his successor is duly elected and shall qualify, or until his earlier death, resignation or removal.  A director need not be a stockholder of the Corporation.

Section 2.2.  Any vacancy in the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled by a majority vote of the stockholders.  Directors elected to fill a vacancy shall hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified, or until their earlier death, resignation or removal.

Section 2.3.  Any director may resign at any time by written notice to the Corporation.  Any such resignation shall take effect at the date of receipt of such notice or at any later time specified therein, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 2.4.  Regular meetings of the Board of Directors shall be held at such place or places within or without the State of Delaware, at such hour and on such day as may be fixed by resolution of the Board of Directors, without further notice of such meetings.  The time or place of holding regular meetings of the Board of Directors may be changed by the President by giving written notice thereof as provided in Section 6 of this Article II.

Section 2.5.  Special meetings of the Board of Directors shall be held whenever called by the President, by a majority of the directors, a majority of the stockholders, or by resolution adopted by the Board of Directors, at such place or places within or without the State of Delaware as may be stated in the notice of the meeting.

Section 2.6.  Written notice of the time and place of, and general nature of the business to be transacted at, all special meetings of the Board of Directors, and written notice of any change in the time or place of holding the regular meetings of the Board of Directors, shall be given to each director either personally, by mail, telegraph, facsimile or electronic mail at least one day before the day of the meeting; provided, however, that notice of any meeting need not be given to any director if waived by him in writing, or if he shall be present at such meeting, except when the director attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the grounds that the meeting is not lawfully called or convened.

Section 2.7.  A majority of the directors in office shall constitute a quorum of the Board of Directors for the transaction of business; but a lesser number may adjourn from day to day until a quorum is present.  Except as otherwise provided by law or in these By-Laws, all questions shall be decided by the vote of a majority of the directors present.  Directors may participate in any meeting of the directors, and members of any committee of directors may participate in any meeting of such committee, by means of conference telephone or similar communications equipment by means of which all persons participating in such meeting can hear each other, and such participation shall constitute presence in person at any such meeting.

Section 2.8.  Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.  Such writing, which may be in counterparts, shall be manually executed if practicable; provided, however, that if circumstances so require, effect shall be given to written consent transmitted by telegraph, telex, telecopy or similar means of visual data transmission.

Section 2.9.  Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors or any meeting of a committee of directors.  No provision of these By-Laws shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

Section 2.10.  Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares of stock entitled to vote at an election of directors.  The notice calling such meeting shall state the intention to act upon such matter, and if the notice so provides, the vacancy or vacancies caused by such removal may be filled at such meeting by a vote of the majority of the shares of stock entitled to vote at an election of directors.

Section 2.11.  Action Without Meeting.  Unless otherwise restricted by the certificates of incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of the Board or committee.

Section 2.12.  Telephone or Similar Meetings.  Unless otherwise restricted by the certificate of incorporation or these By-Laws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

ARTICLE III
Committees of Directors

Section 3.1.  The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of two or more of the directors of the Corporation.  The Board may designate one or more directors as alternate members of any committee.  The alternate members of any committee may replace any absent or disqualified member at any meeting of the committee.

Any such committee, to the extent provided in a resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have such power or authority in reference to amending the Certificate of Incorporation or the By-Laws, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the by-laws of the Corporation; and, unless the resolution or the Certificate of Incorporation expressly so provide, no committee shall have the power or authority to declare a distribution or to authorize the issuance of stocks.  Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.

Section 3.2.  Each committee shall keep regular minutes of its meetings and report to the same to the Board of Directors when required.

Section 3.3.  Members of special or standing committees shall be entitled to receive such compensation for serving on such committees as the Board of Directors shall determine.

ARTICLE IV
Officers

Section 4.1.  The officers of the Corporation shall be elected or appointed by the Board of Directors and may include, at the discretion of the Board, a Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer, Secretary, Chief Financial Officer, Treasurer and such Executive, Senior or other Vice Presidents and other officers as may be determined by the Board.  Any number of offices may be held by the same person.  All officers shall hold office until their successors are elected or appointed, except that any officer may resign at any time by written notice to the Corporation and that the Board of Directors may remove any officer at any time at its discretion.

Section 4.2.  A vacancy in any office because of death, resignation, removal or any other cause may be filled for the unexpired portion of the term in the manner prescribed in these By-Laws for appointment to such office.

Section 4.3.  The officers of the Corporation shall have such powers and duties as generally pertain to their offices, except as modified herein or by the Board of Directors, as well as such powers and duties as from time to time may be conferred by the Board of Directors.  The Chairman of the Board, if one is elected, and otherwise the President, shall preside at all meetings of the board.  The President shall preside at meetings of the stockholders.

ARTICLE V
Seal

Section 5.1.  The seal of the Corporation shall be in such form as the Board of Directors shall prescribe.

ARTICLE VI
Certificate of Stock

Section 6.1.  Every holder of stocks in the Corporation shall be entitled to have a certificate, signed by, or in the name of the Corporation by, the Chairman or Vice Chairman of the Board of Directors, or the President or a Vice President and the Treasurer or an Assistant Treasurer, or the Secretary o an Assistant Secretary of the Corporation, certifying the number of stocks owned by him in the Corporation.

Section 6.2.  The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed.  When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or hid legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum s it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 6.3.  Upon surrender to the Corporation or the transfer agent of the Corporation or a certificate for stocks duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, and subject to applicable federal and state securities laws and contractual obligations, it shall be the duly of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of stocks to receive distributions, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of stocks, and shall not be bound to recognize any equitable or other claim to or interest In such stock or stocks on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VII
Indemnification

Section 7.1.  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that his or her conduct was unlawful.

The Corporation may indemnify any employee or agent of the Corporation, or any employee or agent serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in the manner and to the extent that it shall indemnify any director of officer under this Section 7.1.

Section 7.2.  The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorney’s fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person’s duty to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware or such other court shall deem proper.

Section 7.3.  Any indemnification under Section 7.1 or 7.2 of this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 7.1 or 7.2 of this Article VII.  Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

Section 7.4.  Notwithstanding the other provisions of this Article VII, to the extent that a director, officer, employee, or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 7.1 or 7.2 of this Article VII, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by such person in connection therewith.

Section 7.5.  Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation on behalf of a director, officer, employee or agent in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the Corporation as authorized in this Article VII.

Section 7.6.  The indemnification provided by this Article VII shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 7.7.  The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against liability under the provisions of this Article VII.

Section 7.8.  For purposes of this Article VII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

For purposes of this Article VII, references to other enterprises shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by such director, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.

Section 7.9.  Notwithstanding any provision of the Certificate of Incorporation or any other provision herein, no director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the Delaware Code (relating to the Delaware General Corporation Law) or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the Corporation or its stockholders, (ii) shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iv) shall have derived an improper personal benefit.

ARTICLE VIII
Amendments

Section 8.1.  These By-Laws may be altered, amended or repealed or new by-laws may be adopted by the stockholders or by the Board of Directors at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors if notice of such alteration, amendment, repeal or adoption of new by-laws be contained in the notice of such special meeting.  The power to adopt, amend or repeal by-laws conferred upon the Board of Directors by the Certificate of Incorporation shall not divest or limit the power of the stockholders to adopt, amend or repeal by-laws.

June 27, 2007	/s/ Ross A. Benavides
Ross A. Benavides, Secretary